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14a-6(b) Soliciting Material for the Annual Meeting of Stockholders on May 18,
1995.


May 10, 1995


Dear:


        One of the questions before the shareholders of Genzyme Corporation is a request to increase the number of Genzyme General Division shares available for the granting of stock options. I urge you to support this proposal.

        This is the first Annual Meeting since Genzyme created a second class of stock, Genzyme Tissue Repair in the fall of 1994. All shareholders of Genzyme Corporation, those with an ownership position in Genzyme General and those with a position in Genzyme Tissue Repair, generally vote on all issues brought before the shareholders. Each share of Genzyme General has one vote and each share of Genzyme Tissue Repair has .29 votes. The relative voting power of each stock was set when the Tissue Repair stock was established and will be revalued every second year based upon the relative trading prices of the two stocks.

        In determining earnings per share, a calculation of earnings per share is made of the General Division and of the Tissue Repair Division. There is no
calculation made of Genzyme Corporation as there is no common stock         --
representing an ownership interest in the Corporation as a whole. Consequently, you must not focus on aggregate shares and options outstanding but rather those shares and options for each class of stock, independently. Institutional Shareholder Services, Inc. has erroneously aggregated all classes of stock in computing potential dilution.

        I refer you to page 18 of the Company's 1995 proxy statement which articulates the Company's policy on granting stock options to all its employees and how we have administered an equitable plan across all levels in the Company.

        I also call your attention to question 4 which prohibits the granting of nonstatutory options at less than fair market value.

        Genzyme has successfully used stock options to build a diversified, rapidly growing and successful biotechnology company. Competition for highly motivated, intelligent and well educated employees is significant. Our success to date in hiring and retaining these employees is in no small part due to our broad based equity plan.

        Your favorable vote on Question 2 is requested.


Sincerely,


David J. McLachlan
Senior Vice President